Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-132936-14 June 11, 2008

Subscription until June 25, 2008

STRUCTURED PRODUCTS

Lesser Of Reverse Convertible Notes (‘LO ReCons’) ¡ Linked to: AAPL | GOOG | MSFT | QCOM | RIMM ¡ 6 month | 17.50% p.a. coupon | [60% - 63%] Knock-In	Offering Period Closes on: June 25, 2008

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the pricing supplement subject to completion dated June 9, 2008, product supplement dated June 9, 2008, prospectus supplement dated March 24, 2008 and prospectus dated March 29, 2007 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You should, in particular, review the “Risk Considerations” section herein and the “Risk Factors” section of the prospectus supplement, which sets forth a number of risks related to the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access the preliminary pricing supplement at:  http://www.sec.gov/Archives/edgar/data/1053092/000104746908007341/a2186292z424b2.htm

Indicative Terms, June 11, 2008 (Subject to Change)

LESSER OF REVERSE CONVERTIBLE NOTES - OVERVIEW

Lesser Of Reverse Convertible Notes allow investors to receive an enhanced coupon, regardless of the movements in the Reference Shares. The Lesser Of Reverse Convertibles will provide principal protection if none of the Reference Shares close below their respective Knock-In Levels during the terms of the Note or, if any of the Reference Shares close below their respective Knock-In Levels during the term of the securities, if all of the Reference Shares’ closing share price is equal to or above such Reference Share’s Initial Share Price; otherwise, investors may be delivered shares of the lowest performing Reference Share.

INDICATIVE PRODUCT TERMS:

Security Codes:	CUSIP: 22542DDX5 | ISIN: US22542DDX57	2) Otherwise the Redemption Amount is a number of
Issuer:	Credit Suisse acting through its Nassau Branch (AA- Standard & Poor, Aa1 Moody’s)	Reference Shares equal to $1,000 divided by the Initial Share Price of the Lowest Performing
Distributor:	Credit Suisse Securities (USA) LLC	Reference Share on the Valuation Date, plus a cash
Denomination:	Minimum Initial Purchase of U.S. $1,000 per Note and integral multiples of U.S. $1,000 thereafter	amount equal to the proportion of the Final Share Price corresponding to any fractional share
Coupon Rate:	17.50% p.a. payable quarterly (30/360)
Knock-In Level:	[60.00% - 63.00%] of each Initial Share Price, to be determined on the Trade Date	RELEVANT DATES:
Initial Share Price:	Closing levels of the Reference Shares on the Trade	Offering Period:	Closes on June 25, 2008 @ 2:00pm ET
	Date	Trade Date:	June 25, 2008
Final Share Price:	Closing levels of the Reference Shares on the	Settlement Date:	June 30, 2008
	Valuation Date	Valuation Date:	December 24, 2008
Knock-In Level:	The initial share price multiplied by a percentage set	Maturity Date:	December 30, 2008
forth above
Knock-In Event:	A Knock-In Event occurs if the trading price of any Reference Share falls below its Knock-In Level at
	any time on any day, from and excluding the Trade			Initial Share	Knock-In
	date to and including the Valuation Date, which we	Reference Shares	Ticker	Price	Level
	refer to as the Observation Period.	Apple Inc.	AAPL	TBD	TBD
Lowest Performing	MIN {Si Final / Si Initial} for i = Reference Shares 1 – 5	Google Inc.	GOOG	TBD	TBD
Reference Share	Si Final = Final Share Price	Microsoft Corporation	MSFT	TBD	TBD
	Si Initial = Initial Share Price	QUALCOMM Inc.	QCOM	TBD	TBD
Redemption	For each $1,000 principal amount of LO ReCons, a	Research In Motion Limited	RIMM	TBD	TBD
Amount at Maturity:

holder will receive a Redemption Amount equal to:
1) $1,000 (100% of the principal amount of your securities) if:

i. None of the Reference Shares is ever at or below its respective Knock-In Level on any trading day from but not including the Trade Date to and including the Valuation Date, OR

ii. If the Final Share Price each of the Reference Shares is > to their respective Initial Share Prices on the Valuation Date.

UNDERLYING(S):

Credit Suisse · Structured Retail Products · 11 Madison Ave, NY, NY 10010 · 1-888-537-4898 · structured.notes@credit-suisse.com · www.credit-suisse.com/notes

STRUCTURED PRODUCTS

PRODUCT SNAPSHOT

Who Should Invest in Lesser Of Reverse Convertible Notes:

¡                Investors who are neutral to mildly bullish on the Reference Shares and looking to receive an above market coupon versus comparable fixed income investments. Investors who are comfortable with the possibility of owning the Lowest Performing Reference Share in exchange for their above average coupon. Investors also do not expect any of the Reference Shares to decline through the Knock-In Level.

Hypothetical Upside Scenario:

¡                If the Reference Shares never breach the Knock-In Level by the Valuation Date, investors receive back their initial investment. Investors receive their coupon payments regardless of share price movement.

Hypothetical Downside Scenario:

¡                If the any of the Reference Shares breached the Knock-In Level during the term of the Securities and any of the Reference Shares’ Final Share Price is below such Reference Share’s Initial Share Price, investors participate in 100% of the losses of the Lowest Performing Reference Share. In the case the Lowest Performing Reference Share declines to $0.00, investors will be delivered shares whose market value will be $0.00.

TABLE 1: This table represents the hypothetical cash delivery amount at maturity and the total payment over the term of the securities on a $1,000 investment in the securities if none of the Reference Shares have a Knock-In Event or if the Final Share Prices of all of the Reference Shares are not below their respective Initial Share Price.

Principal Amount of Securities	Lowest Performing Reference Share Return	Cash Delivery Amount	Total Interest Payment (payable on each quarterly interest payment date)	Total Cash Payment (Cash Delivery Amount + Total Interest Payment)

$1,000	50%	$1,000	$175	$1,175
$1,000	40%	$1,000	$175	$1,175
$1,000	30%	$1,000	$175	$1,175
$1,000	20%	$1,000	$175	$1,175
$1,000	10%	$1,000	$175	$1,175
$1,000	0%	$1,000	$175	$1,175

TABLE 2: This table represents the hypothetical physical delivery amount and fractional delivery amount at maturity and the total payment over the term of the securities on a $1,000 investment in the securities if a Knock-In Event occurs with respect to any of the Reference Shares and the Final Share Price of at least one Reference Share is below such share’s Initial Share Price.

Principal Amount of Securities	Lowest Performing Reference Share Return	Value of Physical Delivery Amount	Total Interest Payment (payable on each quarterly interest payment date)	Total Payment (Physical Delivery Amount + Total Interest Payment)

$1,000	-10%	$900	$175	$1,075
$1,000	-20%	$800	$175	$975
$1,000	-30%	$700	$175	$875
$1,000	-40%	$600	$175	$775
$1,000	-50%	$500	$175	$675

Credit Suisse · Structured Retail Products · 11 Madison Ave, NY, NY 10010 · 1-888-537-4898 · structured.notes@credit-suisse.com · www.credit-suisse.com/notes

Investment Considerations

You may lose part or all of your principal amount. If the trading price of any Reference Share on the relevant exchange is less than such Reference Share’s Knock-In Level at any time from but not including the Trade Date to and including the Valuation Date and the Final Share Price of any of the Reference Shares is lower than such Reference Shares’ Initial Share Price at maturity, you will not be paid the principal amount of your securities and instead will receive shares of the lowest performing Reference Shares.

You will not receive more than your principal amount at maturity. At maturity, you will under no circumstances receive more than the principal amount of your securities, and the total payment you receive over the term of the securities will never exceed the principal amount of the securities plus the coupon payments paid during the term of the securities.

If a Knock-In Event occurs, your return will be based on the performance of the Lowest Performing Reference Share. If a Knock-In Event occurs, your return will be based on the performance of the Lowest Performing Reference Share. This will be true even if the level of the Lowest Performing Reference Share never reached or fell below its Knock-In Level at any time on any day from but not including the Trade Date to and including the Valuation Date.

No ownership rights in reference shares. An investment in the securities does not entitle you to any ownership interest or rights in any of the Reference Shares, such as voting rights, dividend payments or other distributions.

The securities are most suitable for purchasing and holding until the maturity date. The securities are a new issue of securities with no established trading market. Credit Suisse Securities (USA) LLC has informed the Issuer that it intends to make a secondary market in the Securities. However, Credit Suisse Securities (USA) LLC has no obligation to make a market in the securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

Possible illiquidity of secondary market. The securities will not be listed on any securities exchange. We cannot assure you that a secondary market for the securities will develop. If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss. The market price of the securities may be influenced by many unpredictable factors. Many factors, most of which are beyond our control, will influence the market value of the securities and the price at which Credit Suisse may be willing to purchase or sell the securities in the secondary market.

The market value of the securities may be influenced by many factors that are unpredictable. Many factors, most of which are beyond our control, will influence the value of the securities and the price at which Credit Suisse Securities (USA) LLC may be willing to purchase or sell the securities in the secondary market, including:

•                   the current level of the Reference Shares;

•                   interest and yield rates in the market;

•                   the volatility of any of the Reference Shares;

•                   economic, financial, political and regulatory or judicial events that affect the the Reference Shares or stock markets generally and which may affect the level of any of the Reference Shares;

•                   the time remaining to the maturity of the securities;

•                   the dividend rate on the Reference Shares; and

•                   Credit Suisse’s creditworthiness.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

@ 2008 Credit Suisse and/or its affiliates. All rights reserved.

Credit Suisse · Structured Retail Products · 11 Madison Ave, NY, NY 10010 · 1-888-537-4898 · structured.notes@credit-suisse.com · www.credit-suisse.com/notes